Exhibit 10.7

IN THE CIRCUIT COURT OF MONTGOMERY COUNTY, ALABAMA

THE STATE OF ALABAMA,		)
)
	Plaintiff,	)
)
v.		)	CIVIL ACTION NO.
)
THE TERMINIX INTERNATIONAL		)
CO., L.P., AND TERMINIX		)
INTERNATIONAL, INC.,		)
)
	Defendants.	)

CONSENT JUDGMENT AND SETTLEMENT AGREEMENT

The State of Alabama, by and through Attorney General Steve Marshall, and the Department of Agriculture and Industries Commissioner Rick Pate (hereinafter referred to respectively as “Attorney General” and “Commissioner” and collectively as “the State”), having filed its Complaint, and Defendants, The Terminix International Company Limited Partnership, and Terminix International, Inc. (collectively referred to as “Terminix”), as evidenced by their signatures, hereby consent to the entry of this Consent Judgment and Settlement Agreement (“Judgment” and “Agreement”) and all of its provisions without trial or adjudication of any issue of fact or law.

The State’s Complaint alleged that Terminix’s business practices related to the control of Formosan termites in Mobile County, Baldwin County and the areas serviced by the Terminix Office in Monroeville, Alabama, as further outlined below, violated certain Alabama consumer protection laws and Alabama Department of Agriculture and Industries (“ADAI”) laws and regulations, including Ala. Code § 8-19-1, et. seq. certain provisions of Chapter 28 of Title 2, and Administrative Code Chapter § 80-10-9.

The parties believe it is in their best interests, and the best interests of Alabama consumers and Terminix Customers, to resolve the issues presented by the State and avoid further litigation.   This Judgment is entered into by the parties under the express agreement that all claims and allegations, past, present or future, are disputed, and this full and final resolution of the Attorney General’s concerns shall never be treated as an admission of guilt or wrongdoing by Terminix at any time or in any manner whatsoever.

1.  DEFINITIONS

As used in this Judgment, the following words or terms will have the following meanings:

1.1    “Alabama Deceptive Trade Practices Act” or “ADTPA” will refer to Ala. Code §§ 8-19-1 through 8-19-15.

1.2    “Attorney General” will refer to the Attorney General of the State of Alabama or any of his duly designated representatives.

1.3    “Customer” will mean a person who buys goods or services relating to structural termite control, including both residential and business purposes, in the state of Alabama.

1.4    “Contract” will mean an agreement between two or more parties creating obligations that are enforceable or otherwise recognizable by law, wherein the agreement relates to protection of one’s premises against termites.  “Contract” will not include the Alabama Wood Infestation Inspection Report (“WIIR”).

1.5    “Covered Termite Damage” will mean any identified termite damage for which Terminix owes a contractual obligation to repair under the agreement between Terminix and its Customer that either: a) is currently in effect; or b) was in effect at the time that the Customer or Terminix terminated a then-existing contractual relationship for termite control services.

1.6    “ADAI” will refer to the Alabama Department of Agriculture and Industries of any of its duly designated representatives.

1.7    “Effective Date” will mean the date the Court issues its order as to the Judgment.

1.8    “Reasonable” will mean fair or proper under the circumstances.

1.9    “Record” will mean Contracts pertaining to termite protection and other termite treatment documents and electronic data related to the work Terminix performs.

1.10    “Structure” will mean any building to be treated for termite protection, including residential, commercial, and industrial buildings.

1.11    “Termite infestation” will mean the physical presence of subterranean termites within the physical members of a Structure for which Terminix owes termite control obligations according to the Customer’s termite control contract, not to include termites that are solely external to the Structure;

1.12    “Treatment” will mean the use of a baiting system, chemical application, or other effective method to protect again termites that complies with ADAI Regulations.

2.  THE STATE’S INVESTIGATION.

2.1    The ADAI has conducted an investigation of alleged violations of relevant agriculture laws and regulations by Terminix in Mobile County, Baldwin County,  and the areas serviced by the Monroeville, Alabama Terminix Office, and the Attorney General has conducted an investigation of Terminix’s alleged violations of the ADTPA pursuant to the Attorney General’s authority under Ala. Code § 8-19-4.

2.2    The State is bringing this action pursuant to the Attorney General’s authority to recover statutory damages pursuant to Ala. Code Section 8-19-11(b), and Ala. Code Section 8-19-10(g).

2.3    The Attorney General and the ADAI make the allegations set out below, which Terminix denies.

3.  ALLEGATIONS

    3.1    The Attorney General alleges that through its investigation into Terminix’s Formosan termite-related business practices in Mobile County, Baldwin County, and the area serviced by the Terminix Office in Monroeville, Alabama,  Terminix violated Ala. Code § 8-19-5, certain provisions of Chapter 28 of Title 2, and ADAI Administrative Code Chapter 80-10-9, by:

a)    Failing to perform initial termite control treatments to Customers’ Structures in compliance with the applicable termiticide product label and certain ADAI regulations concerning the treatment and inspection of Structures under Customer termite control contracts,  and then misrepresenting or failing to disclose to Customers the nature of the treatment provided;

b)    Failing to perform annual inspections of Customers’ Structures as required by Customer contracts and ADAI regulations, and then misrepresenting or failing to disclose to Customers the nature of the inspection;

c)    Failing to perform its contractual obligation to provide no-cost retreatments of Customers’ Structures as necessary to remediate termiticide degradation, and then misrepresenting or failing to disclose to Customers the necessity or benefit of those treatments;

d)    Subjecting Customers to exorbitant price increases in 2019 with no corresponding increase in services to Customers and communicating to Customers a justification for the price increase that was misleading and pretextual;

e)    Failing to handle termite damage claims in a timely manner and in compliance with Terminix’s obligations under the contract; and

f)    Engaging in false advertising regarding the foregoing practices.

4.  JURISDICTION

    4.1    The Parties admit this Court has jurisdiction over the subject matter and the Parties.  This Court will retain jurisdiction under Ala. Code § 8-19-11 so that the Parties may apply for any further orders and directions as may be necessary or appropriate for the construction, modification, or execution of this Judgment, including the enforcement of compliance and penalties for violations.

5.  VENUE

    5.1    Venue as to all matters relating to or arising out of this Judgment is solely in the Circuit Court of Montgomery County, Alabama.

6.  PARTIES

    6.1    Terminix warrants and represents that it is the proper party to this Judgment, and The Terminix International Company Limited Partnership and Terminix International, Inc. are the legal names of the entities entering into this Judgment.  Terminix further acknowledges that it understands the Attorney General expressly relies upon these representations and warranties, and that if any are false or materially inaccurate, the Attorney General has the right to move to vacate or set aside this Judgment.

    6.2    The Attorney General is responsible for enforcement of the consumer protection laws set forth herein, and the ADAI is responsible for the enforcement of the agriculture laws and regulations, set forth herein, that regulate and/or govern termite protection services.

7.  STIPULATIONS OF CONDUCT

    7.1    While Terminix denies any and all allegations of past violations of Alabama laws  or regulations, including but not limited to the laws and regulations set out in the General Provisions above and below, it hereby agrees that after the Effective Date of this Judgment, it will not, directly or indirectly, engage in the prohibited practices proscribed by those rules, laws, and regulations or as set forth herein and that it will satisfy the affirmative requirements set forth herein.

    7.2    The Parties further stipulate to the following facts, representations, and agreements:

a)    Entry of this Judgment/Order is in the public interest and reflects a negotiated agreement among the parties.

b)    This Consent Order and Judgment is entered into by the parties to resolve the Attorney General’s concerns under the ADTPA and ADAI regulations regarding termite protection services marketed and provided by Terminix in Mobile County, Baldwin County, and those areas serviced by the Terminix Office in Monroe County, Alabama, and thereby avoid significant expense, inconvenience, and uncertainty.

8. INJUNCTIVE RELIEF

Except as otherwise stated herein, Terminix is hereby permanently enjoined from:

8.1    Advertising, promoting, or otherwise representing in any way that is false, deceptive, or misleading: (a) its termiticides; (b) the efficacy of its termiticides; (c) Terminix’s obligations pursuant to contractual or termiticide label requirements related to re-treatment of Structures under contract for termite control; or (d)  the scope of Terminix’s obligation to pay for the cost of repairs for termite damage under its written contracts with Customers and/or the use of language that represents to Customers they will never have any obligation to pay for any type of termite damage repairs;

8.2    Falsely, deceptively, or misleadingly advertising, promoting, or otherwise representing the threat posed by, the nature of, or the protection offered against Formosan termites by Terminix;

8.3    Separately marketing and/or charging Customers additional fees for protection against Formosan termites, and/or otherwise offering protection against Formosan termites separate and apart from the termite protection services it markets for other species of termites, either through new contracts or through additions to contracts entered into with Alabama Customers.

8.4    Failing to perform retreatments of Customer Structures as necessary in order to comply with Customer contracts, the ADAI regulations, the applicable product labels, and as dictated by sound entomology and environmental stewardship.

8.5    Engaging in acts or practices which constitute violations of ADAI regulations and the ADTPA that apply or may apply to termite control services.

8.6     Adopting policies, procedures, operational safeguards, and compensation Structures that encourage and/or incentivize employees to conduct inadequate inspections of, and/or inadequate retreatments of Customer homes that consequently fail to identify termite infestation and fail to ensure proper re-treatments.

9. ADDITIONAL RELIEF

It is further Ordered, Adjudged and Decreed that:

9.1    Terminix shall adopt, implement, make, and enforce the following improvements to its termite protection services for Customers after the Effective Date:

a)    Terminix shall, within thirty (30) days of Terminix confirming the presence of live termite infestation at a Structure for which Terminix owes contractual termite control obligations, inspect and provide treatment for termite control within applicable termiticide label indications to the infested Structure(s); and

b)      Terminix shall in good faith endeavor to commence work on repairing covered termite damage to Customer Structures under contract with Terminix within sixty (60) days of Terminix’s provision of the service described in Section 9.1(a), above; and

c)    Terminix shall inspect Customer Structures, under contract with Terminix, in accordance with applicable label requirements for the termiticides it uses to treat and/or protect Customer Structures from termite infestation, and Terminix agrees to conduct said inspections at least once per year in conformity with all relevant provisions of ADAI regulations related to annual inspections;

d)    Terminix shall ensure that during the inspection of Customer Structures  as described above, such Structures will be assessed to determine the necessity of a retreatment as required by Customer contracts, the ADAI regulations, and the applicable product labels.  Terminix shall perform all retreatments in a manner consistent with sound entomology and good environmental stewardship; and

e)    Terminix shall comply with all applicable ADAI regulations pertaining to and governing termite control services.

    9.2    Within thirty (30) days of the Effective Date, Terminix shall initiate and diligently pursue all reasonable resolution efforts, to include, but not be limited to, comprehensive re-treatment for termite protection and repair of all covered termite damages, for all Customers who have filed complaints with the State of Alabama Attorney General as identified to Terminix in “Exhibit A.”

9.3    Terminix shall provide a full refund of the difference between an individual Customer’s 2018 annual renewal price for termite protection and Terminix’s four tiered pricing adjustment ($499.00, $999.00, $1,499.00, $2,499.00) charged to the individual Customer in Baldwin and Mobile Counties in 2019 and 2020, and Terminix shall additionally refund the difference between an individual Customer’s 2018 annual renewal price for termite protection and any price increase for 2019 and/or 2020 that exceeds a twenty percent (20%) price increase, to any Customer in Baldwin County and Mobile County, over Terminix’s 2018 annual renewal price to said Customer; said refunds to be implemented as follows:

a)    Terminix shall provide to the Receiver, detailed in Section 10 below, the necessary funding for said refunds;

b)    Terminix shall provide to the Receiver and the Attorney General a full and accurate accounting setting forth the names, and last known addresses, of Customers in Baldwin County, Mobile County, and the area serviced by the Terminix Monroeville Office, under contract with Terminix who paid Terminix contract renewal annual price increases in 2019 and 2020; and

c)    The Receiver shall calculate the refunds due said Customers, and Terminix shall fully cooperate with said Receiver by providing the necessary information required for calculating refunds due and for delivering said refunds to Customers; and

9.4    Terminix shall not, for a period of seven (7) years following the Effective Date, implement an annual price increase for Mobile, Baldwin or Monroe Counties that exceeds 5% per annum plus the annual Consumer Price Index for the year previous to the price increase as defined by the U.S. Bureau of Labor Statistics.

9.5    Terminix shall, at no cost to any Customer, re-treat for termite protection, within the year 2021, all Customers under contract with Terminix within Baldwin County, Alabama, Mobile County, Alabama or the operations serviced by the Monroeville Terminix location, who: a) consent to that retreatment; and b) have not had the covered Structure treated or re-treated for termite protection by Terminix, and/or another termite protection service, within seven (7) years previous to the Effective Date.

    9.6    Terminix shall, within ninety (90) days of the Effective Date, issue notice to all Customers identified as having canceled a previously-existing termite control contract in Mobile or Baldwin Counties following receipt of Terminix’s 2019 termite renewal price increases as referenced in Section 9.3, extending an offer for each Customer to: 1) be reinstated under a new Contract as an active Terminix termite control Customer at a reinstatement cost equal to each Customer’s then-applicable 2018 annual renewal price, which shall include, at no additional charge to each Customer, a label-compliant termite control treatment as permitted by ADAI regulations; or 2) receive a one-time payment of $650.00 from Terminix, or an amount equal to the difference between the Customer’s 2018 renewal price with Terminix and the price paid by the Customer to purchase a termite contract with another provider prior to the public disclosure of this Judgment by either the State or Terminix, whichever is greater.  A Customer reinstated pursuant to this paragraph shall be reinstated with a lifetime renewable contract rather than a contract for a specified number of years.

a)    Each offer of reinstatement or refund as outlined in Section 9.6, above, shall remain open for a period of ninety (90) days following issuance of that notice.

b)     Terminix shall complete a label-compliant termite control treatment to each Customer who accepts an offer of reinstatement within one-hundred-twenty (120) days of receipt of notice of each Customer’s acceptance of reinstatement.

c)    Terminix shall issue a refund payable by check within ninety (90) days of receipt of notice of each Customer’s acceptance of a refund.

d)     The offers of reinstatement or refund as outlined in Section 9.6, above, are mutually exclusive.

e)    A former Customer’s failure to accept this offer of reinstatement or refund shall have no effect on that Customer’s ability to receive any relief otherwise provided by this Judgment.

    9.7    As further set forth in Section 10.1 below, the Receiver designated by the Attorney General shall have the sole ability to determine Terminix’s compliance with the Additional Relief outlined in this Section 9, above, including determining Terminix’s good faith attempts to provide that additional relief notwithstanding external circumstances that preclude Terminix’s complete compliance with these provisions.  Should the Receiver determine that Terminix has breached any obligation outlined in this Judgment, aside from those material breaches that remain within the sole jurisdiction of the Circuit Court of Montgomery County, Alabama, the

Receiver shall report those breaches to Terminix and to the Attorney General as part of periodic reporting as further outlined below.

     9.8    All relief to Customers under this Agreement shall be provided for through the Consumer Fund described in Sections 10.7 and 10.8 below.

10. DISPUTE RESOLUTION

10.1    As part of this Judgment, a mutually agreed upon Receiver, as further outlined in Section 10.2, will be retained at Terminix’s sole expense to perform the functions outlined in this section and to resolve any dispute between Terminix and Customers regarding relief available to Customers pursuant to this Judgment during the Term of this Agreement.  Any dispute between a Customer and Terminix related to compensation potentially owed to the Customer pursuant to this Judgment must be submitted to the Receiver for review and resolution as set forth in Sections 10.4 and 10.6.

10.2     The Receiver must have experience resolving complex disputes and will be mutually agreed upon by Terminix and the office of the Attorney General within thirty (30) days of the Effective Date. If at any point, the agreed upon Receiver is unable to fulfill the requirements of this section, the State and Terminix will work in good faith to select an alternative Receiver. If Terminix and the Attorney General cannot agree upon a Receiver, the Attorney General shall have final authority to choose a Receiver.

    a)    The Receiver shall not be an agent of the State, Terminix, or any Customer, and the Receiver’s work pursuant to this Judgment is not subject to the State, Terminix, or any Customer’s assertion of the attorney-client or work product privilege doctrines.  Terminix shall require the Receiver to provide an affidavit to Terminix and the Attorney General, within thirty (30) days of selection of the Receiver and upon each annual anniversary date of this Judgment certifying that the Receiver has no financial, professional, personal, familial, or other interest that would create an actual or apparent conflict of interest with the State, Terminix, or any Customer, other than that arising from the appointment as the Receiver.

10.3    Terminix is obligated to notify all Customers in writing of the Receiver’s role in the Dispute Resolution process under this Judgment within thirty (30) days of the Effective Date and shall provide sufficient information in that notice to inform Customers of the particular duties and responsibilities of the Receiver according to this Judgment.

10.4    If a Customer and Terminix are unable to resolve a dispute arising under this Judgment through good faith negotiation efforts, a Customer or Terminix shall resolve the dispute through the Receiver by making a written submission to the Receiver along with supporting documentation (the party making this initial submission shall be the “Submitting Party”).    Customers must present their disputes to the Receiver on an individual basis and may not aggregate claims with any other Customer.    The party that does not make the initial submission (the “Responding Party”) may, within fifteen (15) days of receipt of the Submitting Party’s initial submission, provide the Receiver a written response and relevant documents in rebuttal.  All submissions to the Receiver shall be in the form of documentary evidence, including photographs or video, as appropriate.

10.5    In addition to the Receiver’s authority to resolve disputes between a Customer and Terminix related to compensation potentially owed to the Customer pursuant to this Judgment, as outlined in Section 10.4, the Receiver shall also have the authority to resolve any dispute submitted to it by any Customer owning a Structure, serviced by Terminix, within the State of Alabama, or Terminix, related to termite damage repair obligations potentially owed by Terminix and to the Customer pursuant to the Customer’s current or terminated termite control contract.

10.6    The Receiver may not conduct any type of trial, hearing, or other means of dispute resolution not expressly contemplated in this Judgment.  However, while reviewing a dispute under this Judgment,  the Receiver may communicate with the Parties and the Customer.  The Receiver may also request, from the Parties or the Customer, any documents or records associated with the Customer’s account to assist in its review.  The Receiver may not consider or order oral testimony and must resolve any dispute contemplated in this Section based solely on the written submissions of the parties and any accompanying documents or records.  The Receiver will determine, from its review of any submitted documents or records, what, if any, compensation is owed to the disputing Customer.   The Receiver will only award compensation to Customers in accordance with the relief provided by the Customer’s Contract and this Judgment.  All decisions by the Receiver are due within thirty (30) days of the Receiver’s receipt of the Responding Party’s submission.  The Receiver’s decision shall be final and binding upon both the Submitting Party and the Responding Party.

10.7     The Receiver shall pay any and all relief or compensation owed to Customers under this Judgment, to include payments made pursuant to a dispute under this Section, from a Consumer Fund that Terminix will establish within 30 days of the Effective Date and fund in the amount of $25,000,000 (the “Consumer Fund”).

10.8    In the case of retreatments of Customer Structures for Customers in Monroe County, and retreatments to canceled Customers covered by Sections 9.2 and 9.6, the Receiver shall pay from the Consumer Fund to Terminix only the actual costs of the retreatment performed by Terminix.  To ensure compliance with this requirement, Terminix shall provide to the Receiver a true and accurate accounting of its costs incurred for these retreatments on a periodic basis not to exceed once every 90 days.

10.9     If, during the Term of this Judgment, the initial funding of the Consumer Fund is exhausted and the Receiver determines that additional monies are required in order to pay compensation owed to Customers pursuant to this Judgment, the Parties shall work in good faith to determine a reasonable supplemental contribution to the Consumer Fund sufficient to satisfy those payment obligations.  Following the termination of the Judgment, any money remaining within the Consumer Fund shall revert (the “Reverted Funds”) to the Alabama Attorney General’s possession within ninety (90) days of the expiration of the Term to the Alabama Attorney General’s possession and for its sole use for law enforcement, consumer protection, or for other uses permitted by state law, at the sole discretion of the Attorney General.  Terminix agrees that the amount of the “Reverted Funds” shall not be less than $20,000,000 and agrees that amount shall be paid over to the Attorney General.

11. PAYMENT PROVISIONS

11.1    Terminix shall    , within thirty days of the Effective Date, pay the following:

a)    $4,000,000.00 to the ADAI for compensation for its investigatory work of Terminix complaints and for future inspections and verifications of termite protection treatments and re-treatments made necessary by this judgment and consent order. The money received by the ADAI pursuant to this section may be used for purposes that may include, but are not limited to, termite inspections, attorneys’ fees, and other costs of investigation and litigation, or be placed in, or applied to, ADAI termite control service regulation and law enforcement, including for future investigations, consumer education, litigation or local consumer aid defray the costs of the inquiry leading hereto, or for other uses permitted by state law, at the sole discretion of ADAI.  In no event shall any payment made by Terminix under this section be construed as a penalty or forfeiture, or as a payment in lieu of a penalty or forfeiture.

b)     The sum of $20,000,000 as follows:

i.    $1,000,000.00 to the State of Alabama Attorney General for present and future attorney’s fees and investigative costs resulting from the Attorney General Office’s investigation of Terminix. The money received by the Alabama Attorney General pursuant to this section may be used for purposes that may include, but are not limited to, attorneys’ fees, and other costs of investigation and litigation, or be placed in, or applied to, any consumer protection law enforcement fund, including for future consumer protection or privacy enforcement, consumer education, litigation or local consumer aid to defray the costs of the inquiry leading hereto, or for other uses permitted by state law, at the sole discretion of the Alabama Attorney General.  In no event shall any payment made by Terminix under this section be construed as a penalty or forfeiture, or as a payment in lieu of a penalty or forfeiture.

ii.    $19,000,000.00  to the State of Alabama Attorney General as a negotiated settlement pursuant to the Attorney General’s authority under Ala. Code § 8-19-11(b).

12.  CHARITABLE CONTRIBUTION

    12.1    Within thirty (30) days of the Effective Date, Terminix shall make a donation of $1,000,000.00 to the Auburn University College of Agriculture, Department of Entomology and Plant Pathology (“Auburn”), which shall be used to establish an endowment for the purpose of furthering teaching, research, and related public service missions pertaining to Formosan termites, their biology, the control thereof, and related academic pursuits.

    12.2    The donation outlined in this section shall be managed by the Endowment Investment Office of Auburn University in accordance with applicable university guidelines for charitable donations of this kind.

    12.3    Terminix will cooperate with the ADAI and its designee(s) to assist Auburn in identifying productive, practical, and educational uses of the donation outlined in this section, with a focus on teaching and research efforts that will benefit areas of Alabama that are subject to unusual Formosan termite pressure,  i.e., Mobile County, Baldwin County, and those areas serviced by the Terminix Office in Monroeville, Alabama.

13.  COMPLIANCE MONITORING AND ENFORCMENT

    13.1    Nothing in this Judgment will limit or prohibit the Attorney General from investigating potential violations of this Judgment.

    13.2    In order to monitor compliance with this Judgment, the Attorney General will be permitted to access, inspect, and copy Records pertinent to this Judgment provided that the inspection and copying will be done in such a way as to avoid disruption of Terminix’s business activities.  Nothing in this Judgment will be construed to limit or prevent the State’s right to obtain Records, testimony, or other information pursuant to any law, rule, or regulation.

    13.3    During the Term of this Judgment and beginning with the first business day of the sixth full month following the Effective Date, the Receiver shall issue biannual reports to the Attorney General regarding Terminix’s compliance with the terms of this Judgment.  That report shall contain sufficient information for the Attorney General to conduct a reasonable assessment of Terminix’s fulfillment of the obligations created by this Judgment, including a report regarding Terminix’s compliance with the provisions of Sections 8 through 12, above.

    13.4    If the Attorney General believes that Terminix has failed to comply with any provision of this Consent Order and Judgment and, if the Attorney General, in his sole discretion, determines that the failure to comply does not threaten the health or safety of the citizens of the State of Alabama and/or does not create an emergency requiring immediate action, the Attorney General shall provide notice to Terminix of such alleged failure to comply and Terminix shall have thirty (30) days from receipt of such notice to provide a good faith written response, including either a statement that Terminix believes it is in full compliance with the relevant provision or a statement explaining how the violation occurred, how it has been addressed or when it will be addressed, and what Terminix will do to make sure the violation does not occur again. Within that thirty (30) day period, Terminix may request a meeting to discuss the alleged violation(s).  If Terminix makes such a request, the State shall meet with Terminix, either by phone or in person, at the earliest possible date, but in no event more than ten (10) business days from the date of Terminix’s request. Terminix shall provide its written response in advance of any meeting with the Attorney General, unless the Attorney General agrees to waive this requirement.  The request for, or occurrence of, a meeting does not enlarge the period of time for Terminix to provide its written response, although the Attorney General may agree to provide Terminix with more than thirty (30) days to respond. The Attorney General shall receive and consider the response from Terminix prior to initiating any proceeding for any alleged failure to comply with this Consent Order and Judgment.

13.5    Nothing in this Section shall be construed to limit the Attorney General’s authority, including his/her authority provided under any and all applicable consumer protection laws.

13.6    It is the Parties’ intent that nothing in this Consent Order and Judgment shall create a conflict with federal, state, or local law applicable to Terminix.

13.7    In the event that Terminix believes a conflict outlined in Paragraph 13.6 exists, Terminix must notify the Attorney General of the alleged conflict, stating with specificity the provision of this Consent Order and Judgment it believes conflicts with the item(s) outlined in Paragraph 13.6 above. Until a resolution in writing is recorded, Terminix shall continue to comply with the terms of this Consent Order and Judgment to the extent possible.

14.  GENERAL PROVISIONS

    14.1    This Judgment will be governed by Alabama law.

    14.2    Nothing in this Judgment will limit or prohibit the Attorney General’s right to lawfully obtain information, documents, or testimony from Terminix under any state law, rule, or regulation.

    14.3    Other than expressly stated herein: (a) the execution of this Judgment by the Attorney General will not be deemed approval by the Attorney General of any of Terminix’s documents, Contract, or past, present, or future business practices.  Furthermore, neither Terminix nor anyone acting on its behalf will state, or imply, or cause to be stated or implied that the State, the Attorney General, or any other governmental unit of the State, have approved, sanctioned, or authorized any practice, act, representation, or conduct of Terminix.  Notwithstanding the foregoing, in consideration of the injunctive relief, payments, undertakings, mutual promises and obligations provided for in this Judgment, and conditioned on Terminix making the payments required by this Judgment, the Attorney General hereby agrees to release Terminix from any and all civil or criminal actions, claims, penalties, damages, fines, or regulator actions, under the Alabama Deceptive Trade Practices Act or laws and regulations relating to the Alabama Department of Agriculture and Industries, to the extent provided by Alabama law, which the Attorney General could have brought prior to the Effective Date against Terminix for violations of various statutes alleged in this Action, as well as all matters specifically addressed in this Judgment.

14.4    The State’s release of Terminix is limited solely to Terminix’s conduct related to the State’s investigation and resolution of this matter.  Nothing in this judgment shall be construed to create, waive, or limit any private right of action not precluded or limited by statute, case law, or otherwise.

14.5    By entering into this agreement, Terminix does not waive or give up any defense otherwise available to Terminix, or its right to defend itself from, or make any arguments in, any pending or future legal or administrative action, proceeding, local or federal claim or suit.

    14.6    This Judgment will remain in effect for a period of two years from the Effective Date (the “Term”), notwithstanding any specific relief, injunctive or otherwise, outlined in this Judgment that expressly extends beyond a period of two years.

    14.7    Any failure by the State or Terminix to insist upon the strict performance by the other, or of any of the provisions of this Judgment, will not be deemed a waiver of any of the provisions of this Judgment, and the State and Terminix, notwithstanding such failure, will have the right thereafter to insist upon the specific performance of any and all of the provisions of this Judgment and the imposition of any applicable penalties, including, but not limited to, contempt, civil penalties, and the payment of costs and attorneys’ fees.

    14.8    If any clause, provision, or section of this Judgment is, for any reason, held illegal, invalid, or unenforceable, the illegality, invalidity, or unenforceability will not affect any other clause, provision, or section of this Judgment, and this Judgment will be construed and enforced as if  such illegal, invalid, or unenforceable clause, section, or other provision had not been contained herein.

    14.9    Nothing in this Judgment will be construed to waive any claims of sovereign immunity the State may have in any action or proceeding.

    14.10    Terminix will not participate, directly or indirectly, in any activity to form a separate entity or corporation for the purpose of engaging in acts prohibited by this Judgment or for any other purpose that would otherwise circumvent any part of this Judgment or the spirit or purposes of this Judgment.

    14.11    The State and Terminix agree to treat any documents, electronically-stored information, and any other information that was provided to the Attorney General by Terminix, or by anyone purporting to act on Terminix’s behalf, during the course of the Attorney General’s investigation related to the allegations discussed herein as confidential, proprietary business information belonging to Terminix (“Confidential Information”).  To the extent that the Confidential Information, in whole or portions thereof, constitutes a State record under applicable State record disposition authority, that Confidential Information shall be destroyed upon the expiration of the applicable record retention policy and shall, for the duration of any retention period, be maintained as confidential consistent with Section 14.11(b) below.

    a)    The Parties further agree that any documents, electronically-stored information or any other work product created by the Attorney General during their investigation (“derivative work product”) that was created from information provided to the Attorney General by Terminix will also be treated as Confidential Information as it was derived from Terminix’s confidential, proprietary business information.

    b)    If any person or entity other than the State or Terminix requests or demands, by subpoena or otherwise, any Confidential Information, the Attorney General shall promptly notify Terminix in writing of such request or demand.   Upon Terminix’s receipt of such notice, the Attorney General shall afford Terminix a reasonable time, but no less than ten (10) days (excluding Saturdays, Sundays, and legal holidays) to assert all applicable rights and privileges with regard to protecting the confidentiality of the Confidential Information.   No Confidential Information shall be disclosed, directly or indirectly, to any person or entity without either the written consent of the State and Terminix, or a lawful order of a court of competent jurisdiction which Terminix has declined to appeal.

14.12    Unless otherwise prohibited by law, this Consent Order and Judgment may be executed at different times and locations in counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

14.13    The State and Terminix have cooperated in (and in any construction to be made of this Consent Order and Judgment shall be deemed to have cooperated in) the drafting and the preparation of this Consent Order and Judgment. Any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in any interpretation of this Consent Order and Judgment.

14.14    All filing fees associated with commencing this action and obtaining this Court’s approval and entry of this Consent Order and Judgment shall be borne by Terminix.

14.15    Terminix agrees that this Consent Order and Judgment does not entitle it to seek or to obtain attorneys’ fees as a prevailing party under any statute, regulation, or rule, and Terminix further waives any right to attorneys’ fees that may arise under such statute, regulation, or rule.

14.16    This Consent Order and Judgment constitutes the entire Agreement between the State and Terminix and correctly states the rights, duties, and obligations of each party as of the Effective Date.  The terms of this Consent Order and Judgment may be modified only by a subsequent written agreement signed by Terminix and the State.

14.17    This Consent Order and Judgment may only be enforced by the State and Terminix.

15.  REPRESENTATIONS AND WARRANTIES

    15.1    Terminix represents and warrants that the execution and delivery of this Judgment is their free and voluntary act, and that this Judgment is the result of good faith negotiations.

    15.2    Terminix represents and warrants that the signatories to this Judgment have authority to act for and bind Terminix.

16.  COMPLIANCE WITH ALL LAWS

    16.1    Nothing in this Judgment will limit or prohibit the Attorney General from investigating alleged violations of law occurring after the Effective Date or other violations not related to claims raised within the Attorney General’s Complaint, including, but not limited to, future attempts by Terminix to change its relationship with Customers in violation of this Judgment. Nothing in this Judgment shall be construed as relieving Terminix of its obligations to comply with all state, local, and federal laws, regulations, and rules, or as granting permission to engage in any acts or practices prohibited by such law, regulation or rule.

17.  PENALTY FOR FAILURE TO COMPLY

    17.1    This Judgment constitutes a legally enforceable obligation of the State and Terminix.  Terminix agrees that any knowing, material violation of the terms of this Judgment, as determined by a court of competent jurisdiction, may be punishable by any appropriate remedies, contempt, and the imposition of attorneys’ fees and civil penalties allowed by law.

JOINTLY APPROVED:

Dated: November 4, 2020

   /s/ Steve Marshall

STEVE MARSHALL

ATTORNEY GENERAL

STATE OF ALABAMA

   /s/ Olivia Martin

Olivia Martin

Dan W. Taliaferro

Assistant Attorneys General

Office of the Attorney General

501 Washington Avenue

Montgomery, AL 36104

Olivia.Martin@AlabamaAG.gov

Dan.Taliaferro@AlabamaAG.gov

 (334) 242-7300

Attorneys for Plaintiff

STATE OF ALABAMA

JOINTLY APPROVED:

Dated: November 6, 2020

   /s/ Rick Pate

RICK PATE

COMMISSIONER, ALABAMA  DEPARTMENT OF AGRICULTURE and INDUSTRIES

   /s/ Patrick Moody

PATRICK MOODY

DEPUTY ATTORNEY GENERAL ALABAMA DEPARTMENT OF AGRICULTURE and INDUSTRIES

Dated: November 4, 2020FOR THE DEFENDANTS:

The Terminix International Company Limited Partnership and Terminix International, Inc.

 /s/ Dirk R. Gardner

DIRK R. GARDNER,

VICE PRESIDENT & SECRETARY

On behalf of The Terminix International Company Limited Partnership, by its general partner Terminix International, Inc.

  /s/ Dirk R. Gardner

DIRK R. GARDNER,

VICE PRESIDENT & SECRETARY

On behalf of Terminix International, Inc.

Counsel for The Terminix International Company

Limited Partnership and Terminix International, Inc.:

  /s/ Brandon K. Essig

BRANDON K. ESSIG

Lightfoot, Franklin & White, LLC

The Clark Building
400 North 20th Street
Birmingham, Alabama 35203-3200
(205) 581-0700

  /s/ James W. Gibson

JAMES W. GIBSON

Lightfoot, Franklin & White, LLC

The Clark Building
400 North 20th Street
Birmingham, Alabama 35203-3200
(205) 581-0700